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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Summary Historical and Pro Forma Financial and Operating Data," "Selected Historical Financial Data," and "Experts" and to the use of our reports described below included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-18221) and the related Prospectus of Dollar Financial Group, Inc. dated February 10, 1997:

     . Our report dated August 8, 1996 (except for the second paragraph of Note 14, as to which the date is August 28, 1996) with respect to the consolidated balance sheets of Dollar Financial Group, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the two years in the period ended June 30, 1996 and for the six months ended June 30, 1994 and for the year ended December 31, 1993.

     . Our report dated August 30, 1996 with respect to the combined statements of income and of cash flows of L.M.S. Development Corporation, Pacific Ring Enterprises, Inc., and NCCI Corporation, collectively doing business as Chex$Cashed for the year ended December 31, 1994.

     . Our report dated November 8, 1996 with respect to the balance sheets of Cash-N-Dash Check Cashing, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1995.



                                        /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
February 10, 1997